Exhibit 99.1

ITG Appoints Frank Troise as CEO and President

Troise Expected to Join ITG and ITG Board of Directors in January 2016

NEW YORK, October 19, 2015 — ITG (NYSE: ITG), an independent execution broker and research provider, today announced that Francis J. Troise has been appointed as ITG’s Chief Executive Officer and President.  Mr. Troise will also become a member of the ITG Board of Directors.  These appointments will become effective upon Mr. Troise’s satisfaction of certain “garden leave” obligations he has to his current employer, which are expected to expire in January 2016.

Maureen O’Hara, Chair of the Board of Directors, said, “After a thorough and careful search process, the ITG Board chose Frank as the right candidate to lead ITG at this pivotal time.  Frank brings extensive experience in vision, strategy, and delivery.  He is a well-known industry expert with an impressive track record of growing electronic trading operations, establishing strong client relationships, and building and leading talented teams.”

Ms. O’Hara added, “The Board would also like to thank fellow ITG Board member Jarrett Lilien for his service as interim CEO and President.  Jarrett’s leadership has played an important part in putting ITG on the road to recovery and establishing the positive business momentum we have seen so far this quarter.”

Also commenting on Mr. Troise’s appointment, Jarrett Lilien said, “I look forward to joining my Board colleagues and all of the members of ITG’s team in welcoming Frank in the new year.”

Mr. Troise brings extensive experience in electronic trading to ITG.  From 2010 until October 2015, Mr. Troise was a managing director at J.P. Morgan, most recently serving as head of J.P. Morgan Execution Services, a global multi-asset electronic execution group within the investment bank.  Prior to J.P. Morgan, he was global head of electronic trading at Barclays Capital and head of U.S. electronic execution at Lehman Brothers.  Before joining Lehman Brothers, Troise spent eight years at ITG, where his duties included serving as managing director in charge of client site sales and trading.  Prior to ITG, Troise worked in management consulting roles at Booz Allen and Accenture.  He has also served as a director on a number of boards, including BIDS Holdings, Chi-X Global Holdings and Neovest.

Commenting on his appointment, Mr. Troise said, “I am thrilled to be returning to ITG, a firm which I know first-hand is relentlessly focused on providing world-class customer service and best execution.  I look forward to building on the achievements of the past 28 years as we reaffirm our position as an industry leader in innovation and a key partner to the institutional investment community.”

About ITG

ITG is an independent execution broker and research provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  Certain of these factors are noted throughout ITG’s 2014 Annual Report on Form 10-K, and its Form 10-Qs (as amended, if applicable) and include, but are not limited to, general economic, business, credit and financial market conditions, both internationally and nationally, financial market volatility, fluctuations in market trading volumes, effects of inflation, adverse changes or volatility in interest rates, fluctuations in foreign exchange rates, evolving industry regulations and increased regulatory scrutiny, and any customer or shareholder actions resulting from the SEC settlement or the underlying circumstances, the volatility of our stock price, changes in tax policy or accounting rules, the actions of both current and potential new competitors, changes in commission pricing, rapid changes in technology, errors or malfunctions in our systems or technology, cash flows into or redemptions from equity mutual funds, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate acquired companies and our ability to attract and retain talented employees. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Media/Investor Contact:

J.T. Farley

1-212-444-6259

corpcomm@itg.com

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